Exhibit 10.3

FORM OF DIRECTOR FEE SHARES AGREEMENT (Restricted Stock Agreement)
AGREEMENT entered into effective __________ ("Effective Date") by and between Condor Hospitality Trust, Inc., a Maryland corporation ("Company") and the undersigned director of the Company ("Director").
1. Director Fee Shares.  A portion of the director fees payable to the Director will be paid in grants of restricted shares of the common stock of the Company in amounts and at times as approved by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") and the Board (the "Director Fee Shares").  Each grant of Director Fee Shares will become non-forfeitable and fully vested in thirty-six consecutive equal monthly installments on the last day of each month commencing with the first month following the date of  grant (a "Grant Date"), provided in each instance the director has continuously been a member of the Board of Directors of the Company on such vesting date, or earlier upon (i) the Director's death while a member of the Board, (ii) the Director's total disability while a member of the Board, (iii) the date the Director's term as a member of the Board ends, except for resignation or retirement, if the nominating committee of the Board or the Board has not nominated the Director for election for an additional term, or (iv) the occurrence of a Change of Control (as such term is defined in the Company's 2016 Stock Plan (the "Plan")) while the Director is a member of the Board.  In the event the Director ceases to be a member of the Board (except as provided in the preceding sentence), the Director shall forfeit all of the Director Fee Shares not then vested. The Director Fee Shares are issued from the Plan.
2. Dividends and Voting Rights.  The Director shall be entitled to receive any dividends paid with respect to the Director Fee Shares that become payable; provided, however, that no dividends shall be payable to or for the benefit of the Director for the Director Fee Shares with respect to the record dates occurring prior to the applicable Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Director has forfeited the Director Fee Shares.  The Director shall be entitled to vote the Director Fee Shares to the same extent as would have been applicable to the Director if the Director was then vested in the shares; provided, however, that the Director shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the applicable Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Director has forfeited the Director Fee Shares.
3. Director Fee Shares.  Director hereby accepts the Director Fee Shares, pursuant to the terms of this Agreement, when issued.
4. Transfer Restrictions.  The Director Fee Shares may not be transferred prior to vesting and except in accordance with applicable federal or state securities laws. Any certificate, if issued, representing the Director Fee Shares will bear an applicable legend.
5. Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
6. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.
7. Governing Law.  This agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.
IN WITNESS WHEREOF, the Company and Director have executed this Agreement, effective as of the Effective Date.
CONDOR HOSPITALITY TRUST, INC.

By: ________________________________	____________________________
President and Chief Executive Officer	Director